                                                                    EXHIBIT 99.1

Monday July 23, 5:10 pm Eastern Time

Press Release
Luminent Announces Second Quarter 2001 Results
Net Sales for Second Quarter 2001 Increase 46% Year Over Year

CHATSWORTH, Calif.--(BUSINESS WIRE)--July 23, 2001--Luminent, Inc. ("the Company" or "Luminent")(Nasdaq:LMNE - news) today reported net sales for its second quarter ended June 30, 2001, of $41.1 million and pro forma net income of $3.5 million, or $0.02 per diluted share.

Net sales of $41.1 million for the second quarter of 2001 increased 46% over net sales of $28.1 million for the second quarter of 2000, and decreased 15% from net sales of $48.2 million for the prior quarter ended March 31, 2001.

Including goodwill amortization, deferred stock compensation, and one-time charges related to the severe down-turn in the communications equipment market, Luminent reported a net loss of $66.0 million, or $0.42 per share, for this quarter as compared with a net loss of $22.3 million, or $0.14 per share, for the prior quarter ended March 31, 2001.

On a pro forma basis, excluding goodwill amortization, deferred stock compensation, and one-time charges related to the severe down-turn in the communications equipment market, the Company would have reported net income of $3.5 million, or $0.02 per diluted share, for the second quarter, a decrease of 35%, from pro forma net income of $5.4 million earned for the first quarter ended March 31, 2001. Pro forma earnings per share fell by $0.01 quarter over quarter. The second quarter 2001 pro forma net income represents an increase of $1.7 million, or $0.01 per diluted share, over the net income in the same period in 2000.

The Company has recorded in the quarter ended June 30, 2001, one-time charges totaling $41.2 million. These one-time charges are the result of the lower demand for products and pricing pressures stemming from the continuing downturn in the communications equipment industry in general and the optical components sector in particular.

These charges include the write-down of inventory of $26.1 million, asset impairment of $8.9 million, and other restructuring and non-recurring items related to the recent market conditions of $6.2 million.

Dr. William Spivey, president and chief executive officer of the Company, said:
"For certain high volume standard products, we will be accelerating the transfer of manufacturing, process, and assembly operations to our facility in Shanghai, China.

"The Shanghai facility will now manufacture active products in addition to the passive products it now produces. This will allow consolidations and eliminations of certain facilities in both the U.S. and Taiwan faster than originally anticipated. This will result in closing three facilities in the U.S. and two in Taiwan, reducing our worldwide facilities to seven and our workforce by approximately 600 people.

"The workforce reduction which began in the second quarter will result in Luminent's having approximately 1,200 employees. In addition to these longer-range actions, we will cut our capital expenditures and continue to reduce discretionary spending."

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Luminent's CEO added: "Notwithstanding the soft climate in the market, new product innovation must continue. We are committed to developing next-generation products and technologies which are critical to our long term success. Our innovative laser and wave-guide technologies formulate the basis for our value-added modules and higher level assemblies such as CWDM and FTTX products. Luminent remains well positioned for growth in the metro and access market."

The following table summarizes Luminent's pro forma results for the quarters ended June 30, 2001, March 31, 2001, and June 30, 2000:


                                 Luminent, Inc.
          Pro Forma (a) Condensed Consolidated Statements of Operations
        Excluding Amortization of Goodwill, Deferred Stock Compensation,
                              and One-Time Charges
                      (in thousands, except per share data)

                                                               Quarters Ended
                                               -------------------------------------------
                                               June 30,          March 31,        June 30,
                                                 2001              2001             2000
                                               --------          ---------        --------
Net Sales                                       41,103            48,241           28,107
Cost of sales                                   28,043            31,529           17,403
    Gross Profit                                13,060            16,712           10,704

Operating costs and expenses
  Selling, general and administrative            5,757             6,682            4,611
  Research and development                       3,443             4,123            2,975
  Parent company allocations                        --                --              195
                                                 9,200            10,805            7,781

Operating income                                 3,860             5,907            2,923
Other income, net                                  988             1,850              192

Income before provision for taxes and
 minority interest                               4,848             7,757            3,115

Provision for taxes                              1,494             2,366            1,223
Minority interest                                 (136)               21              128
Net income                                       3,490             5,370            1,764

Net income per share, basic                       0.02              0.03             0.01
Net income per share, diluted                     0.02              0.03             0.01
Shares used in per-share calculation,
 basic                                         156,000           156,000          144,000
Shares used in per-share calculation,
 diluted                                       157,070           156,013          144,000

(a) Pro forma results for the quarters ended June 30, 2001, March 31, 2001, and June 30, 2000, exclude amounts related to amortization of goodwill of $19.5 million each for the quarters ended June 30 and March 31, 2001, and $9.6 million for the quarter ended June 30, 2000, and exclude amounts relating to deferred stock compensation for the quarters ended June 30, 2001, March 31, 2001, and June 30, 2000, of $566,000, $683,000 and $744,000, respectively, from "cost of sales," $7.0 million, $8.7 million and $1.1 million, respectively, from "selling, general and administrative," and $890,000, $1.1 million and $1.2 million,

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    respectively, from "research and development."

    Additionally, pro forma results for the quarter ended June 30, 2001, excludes one-time charges totaling $41.2 million for the severe downturn in the communications equipment market. Related to these one-time charges $29.3 million, $11.4 million, $501,000 and $16,000 have been excluded from "cost of sales," "selling, general and administrative," "research and development," and "other income, net," respectively, for the quarter.

Luminent is a high technology Company that designs, develops, manufactures and sells a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking equipment for the rapidly growing intercity and intracity portions, or metropolitan segment, and business and home access segments of the communications network.

The Company's products are designed to meet the increasing requirements for transmission capacity and speed, or bandwidth, between nationwide, or long-haul, telecommunication networks and end users. Luminent, Inc. is traded on the Nasdaq National Market under the symbol LMNE. More information on Luminent is available on the Company's Web site, www.luminentinc.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

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                                 Luminent, Inc.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                             Quarters Ended
                                               --------------------------------------------
                                               June 30,          March 31,         June 30,
                                                 2001              2001              2000
                                               --------          ---------         --------
Net Sales                                       41,103            48,241            28,107
Cost of sales                                   57,934            32,212            18,147
    Gross Profit                               (16,831)           16,029             9,960

Operating costs and expenses
  Selling, general and administrative           24,156            15,372             5,711
  Research and development                       4,834             5,196             4,175
  Parent company allocations                        --                --               195
  Amortization of goodwill                      19,488            19,488             9,580
                                                48,478            40,056            19,661

Operating loss                                 (65,309)          (24,027)           (9,701)
Other income, net                                  972             1,850               192

Loss before provision for taxes and
 minority interest                             (64,337)          (22,177)           (9,509)

Provision for taxes                              1,754               100             1,223
Minority interest                                 (136)               21               128

Net loss                                       (65,955)          (22,298)          (10,860)

Net loss per share, basic and diluted            (0.42)            (0.14)            (0.08)

Shares used in per-share calculation,
 basic and diluted                             156,000           156,000           144,000

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                                 Luminent, Inc.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                              June 30, 2001      Dec. 31, 2000
ASSETS
  Current Assets
    Cash and short-term investments                93,118           132,860
    Accounts receivable, net                       24,553            21,613
    Inventories, net                               29,961            39,428
    Other current assets                           31,261            15,326
      Total current assets                        178,893           209,227

  Property and equipment, net                      52,305            51,366
  Goodwill, net                                   302,564           341,540
  Other assets                                      7,864             3,247
    Total assets                                  541,626           605,380

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities
    Accounts payable                               21,143            20,021
    Short-term borrowings and current
     portion of long-term debt                     14,974            10,564
    Accrued expenses                               19,769            16,971

      Total current liabilities                    55,886            47,556

  Long-term debt, net of current portion            8,596             9,550
  Other long-term liabilities                         702               779
    Total liabilities                              65,184            57,885

  Minority interest                                   329               444

  Stockholders' Equity
    Common stock                                      156               156
    Additional paid-in capital                    635,066           635,066
    Deferred stock compensation                   (36,658)          (55,570)
    Accumulated other comprehensive loss           (4,959)           (3,360)
    Accumulated deficit                          (117,492)          (29,241)
        Total stockholders' equity                476,113           547,051
        Total liabilities and
         stockholders' equity                     541,626           605,380


--------------------------------------------------------------------------------
Contact:
     Luminent, Inc.
     Eric Blachno, 818/773-9044